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                                                                    Exhibit 2(b)

                        FIRST AMENDMENT TO THE BYLAWS OF
                                  JANUS ADVISER

Pursuant to the authority granted by Article III, Section 3.2 of Janus Adviser's ("JET") Amended and Restated Trust Instrument dated May 9, 2003, as may be amended or supplemented from time to time; by Article VIII, Section 1 of JET's Bylaws; and by action of the Trustees of JET at a meeting held on April 6, 2004, JET's Bylaws are amended as follows:

SECTIONS 1 AND 2 OF ARTICLE IV ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS
FOLLOWS:

SECTION 1. GENERAL. The officers of the Trust shall consist of a President, a Treasurer and a Secretary and may include one or more Vice Presidents, Assistant Treasurers or Assistant Secretaries, and such other officers as the Trustees may deem appropriate. It shall not be necessary for any Trustee or other officer to be a Shareholder of the Trust. Any person may hold more than one office. No officer need be a Trustee. The Trustees may, as they deem necessary or appropriate, designate elected officers of the Trust to act in any capacity, including without limitation, chief executive officer, principal executive officer, chief financial officer, principal financial officer, principal accounting officer, or chief compliance officer.

SECTION 2. ELECTION, TENURE AND QUALIFICATIONS OF OFFICERS. The officers of the Trust, except those appointed as provided in Section 11 of this Article, shall be elected by the Trustees. Each officer elected by the Trustees shall hold office until his or her successor shall have been elected and qualified or until his or her earlier resignation. Any person may hold one or more offices of the Trust concurrently.

SECTION 5 OF ARTICLE IV IS REMOVED FROM ARTICLE IV AND REDESIGNATED AS SECTION 4 OF ARTICLE II AS FOLLOWS:

SECTION 4. CHAIRMAN OF THE TRUSTEES. The Trustees may appoint one of their number to be Chairman of the Trustees ("Chairman"). The Chairman shall preside at all meetings of the Trustees and Shareholders and shall have such other duties as may be assigned to the Chairman by the Trustees from time to time.

SECTION 6 OF ARTICLE IV IS REDESIGNATED AS SECTION 5 OF ARTICLE IV AND AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

SECTION 5. PRESIDENT. In the Chairman's absence, or if no Chairman has been appointed, the President, or in the President's absence, a Vice President, shall preside at any meeting of the Trustees or Shareholders and in general shall exercise the powers and perform the duties of the Chairman, as described in these Bylaws. In the absence of the Chief Executive Officer, or if no Chief Executive Officer has been appointed, the President shall exercise the powers and perform the duties of the Chief Executive Officer, as described in these Bylaws. The President shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the President.

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ARTICLE IV, SECTIONS 7 THROUGH 14 ARE RENUMBERED AS SECTIONS 6 THROUGH 13 OF
ARTICLE IV, RESPECTIVELY, AND INTERNAL REFERENCES TO SUCH SECTIONS ARE HEREBY RENUMBERED ACCORDINGLY.